EXHIBIT 99.1

Immunomedics Appoints Michael R. Garone as New Chief Financial Officer

MORRIS PLAINS, N.J., June 21, 2016 (GLOBE NEWSWIRE) -- Immunomedics, Inc., (Nasdaq:IMMU) today announced the appointment of Michael R. Garone as Vice President, Finance, and Chief Financial Officer. Mr. Garone replaces Peter P. Pfreundschuh, who has resigned from the Company to pursue other career opportunities. Mr. Pfreundschuh will serve as a consultant to the Company for the next few months to ensure a smooth transition of his responsibilities. His resignation is unrelated to his work performed at Immunomedics, and no issues have been raised regarding the integrity of the Company's financial statements.

“Michael brings strong financial, strategic and business development experience, with a proven track record across multiple different industries,” said Cynthia L. Sullivan, President and CEO. “We welcome Michael and look forward to his contributions as a member of our management team as we continue to advance our clinical programs, explore additional strategic collaborations, and continue to build a successful organization,” further remarked Ms. Sullivan.

Michael Garone, 58, is a seasoned Chief Financial Officer who has successfully managed operations and finances in a variety of positions and across different industries. From 2007 to 2016, he was Chief Financial Officer for Emisphere. Before joining Emisphere, Mr. Garone served as interim Chief Executive Officer and Chief Financial Officer of Astralis, Ltd. Prior to that, he served 20 years at AT&T, where he held several positions including Chief Financial Officer of AT&T Alascom. Mr. Garone received an MBA from Columbia University and a BS in mathematics from Colgate University.

“Peter has made significant contributions to our management team, including financing and business development activities. We appreciate Peter’s efforts and wish him well in his future endeavors,” said Ms. Sullivan.

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics’ advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of eight clinical-stage product candidates. Immunomedics’ portfolio of investigational products includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics’ most advanced ADCs are sacituzumab govitecan (IMMU-132) and labetuzumab govitecan (IMMU-130), which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer, respectively. IMMU-132 has received Breakthrough Therapy Designation from FDA for the treatment of patients with triple-negative breast cancer who have failed at least 2 prior therapies for metastatic disease. Immunomedics has a research collaboration with Bayer to study epratuzumab as a thorium-227-labeled antibody. Immunomedics has other ongoing collaborations in oncology with independent cancer study groups. The IntreALL Inter-European study group is conducting a large, randomized Phase 3 trial combining epratuzumab with chemotherapy in children with relapsed acute lymphoblastic leukemia at clinical sites in Australia, Europe, and Israel. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and preclinical development. These include combination therapies involving its antibody-drug conjugates, bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK® protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 288 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, outcomes, timing or associated costs), out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, new product development (including clinical trials outcome and regulatory requirements/actions), the Company’s dependence on business collaborations in order to further develop our products and finance our operations, the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:
Dr. Chau Cheng
Senior Director, Investor Relations & Corporate Secretary
(973) 605-8200, extension 123
ccheng@immunomedics.com